Exhibit 99.1

Delta Apparel Fiscal 2021 Second Quarter Results Surpass Expectations

Net earnings for the quarter grow over 200% to $0.62 per diluted share

GREENVILLE, S.C., May 6, 2021 -- Delta Apparel, Inc. (NYSE American: DLA), a leading provider of core activewear and lifestyle apparel products, today announced stronger than expected financial results for its second quarter ended April 3, 2021.

Robert W. Humphreys, the Company’s Chairman and Chief Executive Officer, commented, “In every aspect, our March quarter results showcase the positive trajectory of the Company. With double-digit sales growth and significant profitability expansion in both business segments, we have proven the benefits of our broad customer base and diversified channels of distribution. We believe the momentum is just beginning, and we are excited by the many opportunities we see for continued growth. Consumers are demonstrating their deep emotional connection to the Salt Life brand, resulting in strong growth in all channels of distribution.”

Humphreys continued, “Our innovative technology in the on-demand, digital print market is transforming the retail and ecommerce supply chain for decorated apparel.  Through our new, exclusive partnership with Autoscale.ai, DTG2Go will provide automated solutions for design creation, art and licensing management, and marketing spend, along with seamless connectivity with various online marketplaces, further solidifying our leadership position in this market segment.  Supported by our vertically-integrated, flexible manufacturing platform, broad distribution and fulfillment network, and strong business systems with unique proprietary technology, we believe we are well-positioned to continue to deliver compelling top and bottom line results for our shareholders.”

For the second quarter ended March 2021:

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Net sales were $108.6 million, an increase of 12% from $96.7 million in the prior year second quarter. Net sales in the Delta Group segment grew 12% driven by the demand in the market for activewear apparel, particularly in our direct-to-retail and brand-direct channels, which grew over 40% compared to prior year. Net sales in the Salt Life Group segment increased 16% with notable performance in our direct-to-consumer channels, with sales growth of over 175% and 40% at our branded retail stores and saltlife.com site, respectively.

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Gross profit was $24.8 million, a 21% increase from $20.6 million in the prior year second quarter. Gross margin improved 150 basis points to 22.8% versus 21.3% in the prior year and 21.4% in the December 2020 quarter driven by favorable product mix, selling price increases, and manufacturing efficiencies and process improvements.

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Selling, general and administrative ("SG&A") expenses were $17.1 million, or 15.7% of sales, in the March 2021 quarter compared to $17.9 million, or 18.5% of sales, in the prior year second quarter. The improved results are from spending and cost controls, as well as integration efficiencies in the Delta Group segment, which more than offset the additional costs incurred in the consolidation of Soffe products into our new Phoenix distribution facility.

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Operating income in the March 2021 quarter was $7.6 million, which was more than double the prior year second quarter income of $3.6 million. The expanded operating profit was driven by the sales growth, favorable gross margins, continuing cost controls, and $1.9 million of plant curtailment costs in the prior year.

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Net earnings for the quarter were $4.4 million, or $0.62 per diluted share, compared to $1.3 million, or $0.19 per diluted share, in the prior year period. Excluding the $1.9 million pre-tax, or $0.20 per diluted share, of plant curtailment expenses in the prior year quarter, adjusted net earnings per diluted share for the second quarter fiscal 2020 were $0.39.

Total inventory as of March 2021 was $148.5 million, down $49 million, or approximately 25% from a year ago. The strong sales in the first six months, along with the temporary hurricane disruptions during the December 2020 quarter, slowed the normal seasonal build of inventory during the quarter. The Company has increased production during the March 2021 quarter and is now producing at all-time record levels to support demand in the marketplace for its products.

Total net debt, including capital lease financing and cash on hand, increased $5 million from December 2020 to $135.2 million as of March 2021, representing a $23 million decrease from net debt levels a year ago. Cash on hand and availability under the Company’s U.S. revolving credit facility totaled $44.2 million as of March 2021, a $0.5 million increase from December 2020 and a $14 million, or approximately 50% increase, from March 2020.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results today at 4:30 PM ET. The Company invites you to join the call by dialing 800-430-8332. If calling from outside the United States, please dial 323-289-6581. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available through June 6, 2021. To access the telephone replay, participants should dial toll-free 844-512-2921. International callers can dial 412-317-6671. The access code for the replay is 3070922.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its operating subsidiaries, DTG2Go, LLC, Salt Life, LLC, and M.J. Soffe, LLC, is a vertically-integrated, international apparel company that designs, manufactures, sources, and markets a diverse portfolio of core activewear and lifestyle apparel products under the primary brands of Salt Life®, COAST®, Soffe®, and Delta. The Company is a market leader in the on-demand, digital print and fulfillment industry, bringing DTG2Go’s proprietary technology and innovation to the supply chain of its customers. The Company specializes in selling casual and athletic products through a variety of distribution channels and tiers, including outdoor and sporting goods retailers, independent and specialty stores, better department stores and mid-tier retailers, mass merchants and e-retailers, the U.S. military, and through its business-to-business digital platform. The Company’s products are also made available direct-to-consumer on its ecommerce sites at www.saltlife.com, www.coastapparel.com, www.soffe.com and www.deltaapparel.com as well as through its branded retail stores. The Company’s operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 7,900 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain “forward-looking” statements that involve risks and uncertainties. Any number of factors could cause actual results to differ materially from anticipated or forecasted results, including, but not limited to, the general U.S. and international economic conditions; the COVID-19 pandemic impact on our operations, financial condition, liquidity, and capital investments; significant interruptions within our manufacturing or distribution facilities or other operations; deterioration in the financial condition of our customers and suppliers and changes in the operations and strategies of our customers and suppliers; the volatility and uncertainty of cotton and other raw material prices and availability; competitive conditions in the apparel industry; restrictions on our ability to borrow capital or service our indebtedness; changing consumer preferences or trends; our ability to successfully open and operate new retail stores; changes in economic, political or social stability at our offshore locations; our ability to attract and retain key management; significant changes in our effective tax rate; interest rate fluctuations increasing our obligations under our variable rate indebtedness; the ability to raise additional capital; the ability to grow, achieve synergies and realize the expected profitability of acquisitions; the volatility and uncertainty of energy, fuel and other costs; material disruptions in our information systems; compromises of our data security; significant litigation in either domestic or international jurisdictions; recalls, claims and negative publicity associated with product liability issues; the ability to protect our trademarks and other intellectual property; and the other factors set forth in the "Risk Factors" contained in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and as updated in our subsequently filed Quarterly Reports on Form 10-Q. Except as may be required by law, Delta Apparel, Inc. expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Company Contact:

Deborah Merrill, 864-232-5200 x6620
investor.relations@deltaapparel.com

Investor Relations and Media Contact:
ICR, Inc.

Investors:
Tom Filandro, 646-277-1235

Media:
Jessica Liddell, 203-682-8208
DLAPR@icrinc.com

SELECTED FINANCIAL DATA:

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	March 2021	March 2020	March 2021	March 2020

Net Sales	$108,626	$96,660	$203,349	$192,550
Cost of Goods Sold	83,816	76,079	158,250	152,075
Gross Profit	24,810	20,581	45,099	40,475

Selling, General and Administrative Expenses	17,061	17,850	33,091	35,924
Other Loss (Income), Net	170	(823)	1,360	(1,640)
Operating Income	7,579	3,554	10,648	6,191

Interest Expense, Net	1,837	1,808	3,491	3,610

Earnings Before Provision For Income Taxes	5,742	1,746	7,157	2,581

Provision For Income Taxes	1,441	526	2,013	570

Consolidated Net Earnings	4,301	1,220	5,144	2,011

Net Loss Attributable to Non-Controlling Interest	97	91	137	223

Net Earnings Attributable to Shareholders	$4,398	$1,311	$5,281	$2,234

Weighted Average Shares Outstanding
Basic	6,975	6,957	6,947	6,953
Diluted	7,105	7,055	7,052	7,063

Net Earnings per Common Share
Basic	$0.63	$0.19	$0.76	$0.32
Diluted	$0.62	$0.19	$0.75	$0.32

	March 2021	September 2020	March 2020

Current Assets
Cash	$12,551	$16,458	$9,568
Receivables, Net	66,487	61,000	59,407
Income Tax Receivable	-	983	-
Inventories, Net	148,530	145,515	197,333
Prepaids and Other Assets	4,351	2,812	4,072
Total Current Assets	231,919	226,768	270,380

Noncurrent Assets
Property, Plant & Equipment, Net	66,207	63,950	62,587
Goodwill and Other Intangibles, Net	57,059	57,845	58,631
Deferred Income Taxes	3,226	4,052	1,514
Operating Lease Assets	49,570	54,645	43,226
Investment in Joint Venture	10,742	10,573	10,309
Other Noncurrent Assets	2,142	2,398	2,484
Total Noncurrent Assets	188,946	193,463	178,751

Total Assets	$420,865	$420,231	$449,131

Current Liabilities
Accounts Payable and Accrued Expenses	$63,352	$69,974	$71,055
Income Taxes Payable	496	379	-
Current Portion of Finance Leases	7,256	6,956	6,965
Current Portion of Operating Leases	8,946	9,039	8,525
Current Portion of Long-Term Debt	7,536	7,559	7,577
Current Portion of Contingent Consideration	2,400	2,120	1,970
Total Current Liabilities	89,986	96,027	96,092

Noncurrent Liabilities
Long-Term Taxes Payable	3,220	3,599	3,585
Long-Term Finance Leases	18,552	11,328	12,239
Long-Term Operating Leases	42,377	46,570	35,611
Long-Term Debt	114,375	112,782	141,088
Long-Term Contingent Consideration	1,910	4,300	3,610
Other Noncurrent Liabilities	2,470	2,939	3,269
Total Noncurrent Liabilities	182,904	181,518	199,402

Common Stock	96	96	96
Additional Paid-In Capital	59,842	61,005	59,442
Equity Attributable to Non-Controlling Interest	(661)	(524)	(504)
Retained Earnings	131,845	126,564	139,168
Accumulated Other Comprehensive Loss	(998)	(1,322)	(1,432)
Treasury Stock	(42,149)	(43,133)	(43,133)
Total Equity	147,975	142,686	153,637

Total Liabilities and Equity	$420,865	$420,231	$449,131